CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS SECOND QUARTER 2018 RESULTS,
SUCCESSFUL INTEGRATION OF NEW JERSEY COMMUNITY BANK
AND QUARTERLY DIVIDEND OF $0.06

Cranbury NJ - July 20, 2018 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $1.9 million and diluted earnings per share of $0.22 for the three months ended June 30, 2018. For the six months ended June 30, 2018, net income was $4.7 million and diluted earnings per share were $0.56.

The Board of Directors declared a quarterly cash dividend of $0.06 per share of common stock that will be paid on August 23, 2018 to shareholders of record on August 10, 2018.

On April 11, 2018, the Company completed the merger of New Jersey Community Bank (“NJCB”) with and into the Bank. The shareholders of NJCB received total consideration of $8.6 million, which was comprised of 249,785 shares of common stock of the Company with a market value of $5.5 million and cash of $3.1 million of which $401,000 was placed in escrow to cover costs and expenses, including settlement costs, if any, that the Company may incur after closing the merger as a result of a certain litigation matter. As a result of the merger, merger related expenses of $2.0 million were incurred and the after-tax effect of the merger expenses reduced net income for the second quarter by $1.4 million. The acquisition method of accounting for the business combination resulted in the recognition of a gain from the bargain purchase of $184,000 and no goodwill.

Net income, excluding the after-tax effect of the merger expenses and the gain from the bargain purchase (“Adjusted net income”), was $3.1 million, or $0.36 per diluted share for the second quarter of 2018 and increased $1.2 million, or 62.7%, compared to net income for the three months ended June 30, 2017 of $1.9 million, or $0.23 per diluted share.

For the six months ended June 30, 2018, Adjusted net income was $6.1 million, or $0.72 per diluted share, compared to $3.9 million, or $0.47 per diluted share. The after-tax effect of merger expenses was $1.6 million for the six months ended June 30, 2018.

SECOND QUARTER 2018 HIGHLIGHTS

•
Return on average assets and Adjusted return on average assets were 0.65% and 1.09%, respectively, and Return on average equity and Adjusted return on average equity were 6.36% and 10.61%, respectively, for the three months ended June 30, 2018.

•	Book value per share and tangible book value per share were $14.42 and $12.94, respectively, at June 30, 2018.

•	Net interest income was $11.0 million and the net interest margin was 4.13% on a tax equivalent basis.

•	Non-interest income increased $277,000 from the comparable period in the prior year to $2.0 million,

which reflected primarily the gain from the bargain purchase of $184,000.

•	A provision for loan losses of $225,000 and net charge-offs of $24,000 were recorded.

•
Total loans were $899.9 million at June 30, 2018 and included $72.7 million of loans acquired in the NJCB merger. Commercial business, commercial real estate and construction loans totaled $623.5 million and included $59.5 million of loans acquired in the NJCB merger at June 30, 2018. Excluding the acquired NJCB loans, commercial business, commercial real estate and construction loans increased $25.8 million, or 4.8%, compared to $538.2 million at December 31, 2017 and increased $67.4 million, or 13.6%, compared to $496.6 million at June 30, 2017.

•	The acquisition of NJCB included loans and deposits of $72.7 million and $90.9 million, respectively, at June 30, 2018.

•	Non-performing assets were $10.1 million, or 0.82% of assets, and included $1.2 million of OREO at June 30, 2018, which resulted primarily from the acquisition of NJCB.

Adjusted net income, Adjusted net income per diluted share, Adjusted return on average assets and Adjusted return on average equity are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s GAAP financial results. A reconciliation of these non-GAAP financial measures to the GAAP financial results is attached to this press release. Management believes that the presentation of these non-GAAP financial measures of the Company in this press release may be helpful to readers in understanding the Company’s financial performance without including the financial impact of the NJCB merger when comparing the Company’s income statement for the three- and six-month periods ended June 30, 2018 and the three- and six-month periods ended June 30, 2017.

Robert F. Mangano, President and Chief Executive Officer, stated “We completed the acquisition of New Jersey Community Bank, the conversion of its core operating system and achieved our expected operating synergies through the integration of its operations during the second quarter.” Mr. Mangano added, “Our second quarter results, excluding the impact of merger expenses and acquisition accounting, reflected our sound operating fundamentals driven by the growth of our loan portfolio. The financial benefit of the higher short-term interest rate environment and our asset sensitive interest rate position is continuing to have a positive effect on net interest income and our net interest margin.”

Mr. Mangano continued, “We are pleased to welcome the shareholders, employees and customers of New Jersey Community Bank to 1st Constitution Bank. We look forward to building on all of our existing customer relationships and continuing to expand our presence in Freehold, Neptune and Monmouth County.”

Discussion of Financial Results
Net income was $1.9 million, or $0.22 per diluted share, for the second quarter of 2018 compared to $1.9 million, or $0.23 per diluted share, for the second quarter of 2017. Adjusted net income and Adjusted net income per diluted share were $3.1 million and $0.36, respectively, for the second quarter of 2018. For the three months ended June 30, 2018, net interest income was $11.0 million, compared to $8.8 million for the three months ended June 30, 2017. The increase in earning assets and the yield on loans were the primary drivers of the $2.2 million increase in net interest income. Non-interest expenses were $10.3 million for the second quarter of 2018 compared to $7.7 million for the second quarter of 2017 and included merger related expenses of $2.0 million.

Net interest income was $11.0 million for the quarter ended June 30, 2018 and increased $2.2 million, or 24.8%, compared to net interest income of $8.8 million for the second quarter of 2017. Total interest income was $12.9 million for the three months ended June 30, 2018 compared to $10.2 million for the three months ended June 30, 2017. This increase was due primarily to the $160.3 million increase in average loans, reflecting growth primarily of commercial real estate, mortgage warehouse and construction loans. The growth of average loans included average loans of approximately $64 million from the acquisition of NJCB. Average interest-earning assets were $1.08 billion with a yield of 4.77% for the second quarter of 2018 compared to $961.7 million with a yield of 4.35% for the second quarter of 2017. The higher yield on average interest-earning assets for the second quarter of 2018 reflected primarily the higher yield earned on the loan portfolio. The 75 basis point increase in the Federal Reserve’s targeted federal funds rate and the corresponding increase in the Prime Rate since June of 2017 have had a positive effect on the yields of construction, commercial business, home equity and warehouse loans with variable interest rate terms in the second quarter of 2018.
Interest expense on average interest-bearing liabilities was $1.9 million, with an interest cost of 0.91%, for the second quarter of 2018 compared to $1.3 million, with an interest cost of 0.74%, for the second quarter of 2017. The $523,000 increase in interest expense on interest-bearing liabilities for the second quarter of 2018 reflected primarily higher deposit interest costs due to higher short-term market interest rates in the second quarter of 2018 compared to the second quarter of 2017 and an increase of $98.5 million in average interest-bearing liabilities.
The net interest margin increased to 4.13% for the second quarter of 2018 compared to 3.79% for the second quarter of 2017 due primarily to the higher yield on average interest-earning assets. Net interest income for the second quarter of 2018 included $143,000 of prepayment fees due to the early repayment of loans, which increased the net interest margin by approximately 4 basis points. There were no prepayment fees received in the second quarter of 2017.
The Company recorded a higher provision for loan losses of $225,000 for the second quarter of 2018 compared to a provision for loan losses of $150,000 for the second quarter of 2017 due primarily to the growth of the loan portfolio and the change in the mix of loans in the loan portfolio.
At June 30, 2018, total loans were $899.9 million and the allowance for loan losses was $8.5 million, or 0.94% of total loans, compared to total loans of $762.6 million and an allowance for loan losses of $7.7 million, or 1.01% of total loans, at June 30, 2017. Included in loans at June 30, 2018 were $72.7 million of loans that were acquired in the NJCB merger. The decrease in the allowance as a percentage of loans was due primarily to the NJCB acquisition accounting, which resulted in the NJCB loans being recorded at their fair value which included a credit risk adjustment discount of approximately $1.6 million. Management believes that the current economic conditions in New Jersey and operating conditions for the Company are generally positive, which were also considered in management’s evaluation of the adequacy of the allowance for loan losses.
Non-interest income was $2.0 million for the second quarter of 2018, an increase of $277,000, compared to $1.8 million for the second quarter of 2017. This increase was due primarily to the $184,000 gain from the bargain purchase related to the acquisition of NJCB. In addition, other income increased $86,000 due primarily to higher debit card interchange income and customer service fees. Gains on the sale of loans declined $34,000. In the second quarter of 2018, $21.2 million of residential mortgages were sold and $672,000 of gains were recorded compared to $24.9 million of residential mortgage loans sold and $820,000 of gains recorded in the second quarter of 2017. The decrease in residential mortgage loans sold was due primarily to lower residential mortgage lending activity as the result of higher mortgage interest rates in 2018 compared to 2017. In the second quarter of 2018, $3.9 million of SBA loans were sold and gains of $312,000 were recorded compared to $2.1 million of SBA loans sold and gains of $198,000 recorded in the second quarter of 2017. SBA guaranteed commercial lending activity and loan sales vary from period to period.

Non-interest expenses were $10.3 million for the second quarter of 2018, an increase of $2.6 million, or 33.4%, compared to $7.7 million for the second quarter of 2017. The increase was due primarily to $2.0 million of merger related expenses that were incurred in the second quarter of 2018 for termination of contracts, legal and financial advisory fees, severance and other expenses. Salaries and employee benefits expense increased $384,000, or 8.2%, in the second quarter of 2018 due primarily to salaries for former NJCB employees joining the Company, merit increases and increases in employee benefit expenses. Occupancy costs increased $65,000, or 7.9%, due primarily to the addition of the two former NJCB branch offices in the second quarter of 2018. Data processing expenses increased to $369,000 in the second quarter of 2018 compared to $326,000 for the second quarter of 2017 due primarily to the separate NJCB data processing costs incurred from the date of the closing of the merger to the date of core operating system integration on June 15, 2018. FDIC insurance expense increased $66,000, or 82.5%, due to the internal growth of assets and the acquisition of NJCB. Other operating expenses increased $41,000 due primarily to increases in supplies, postage, telephone, business development and marketing expenses.
Income tax expense was $714,000 for the second quarter of 2018, resulting in an effective tax rate of 27.6%, compared to income tax expense of $841,000, which resulted in an effective tax rate of 30.5%, for the second quarter of 2017. Income tax expense and the effective tax rate decreased in the second quarter of 2018 due primarily to the decrease in the maximum federal corporate income tax rate from 35% to 21% beginning in 2018 as a result of the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) in December of 2017. Partially offsetting the lower federal corporate income tax rate was the enactment of legislation by the State of New Jersey in July of 2018, which increased the corporate income tax rate to 11.5% from 9% for taxable income of $1.0 million or more effective January 1, 2018. The higher New Jersey corporate income tax rate for 2018 increased the Company’s effective tax rate for 2018 by approximately 2%.
At June 30, 2018, the allowance for loan losses was $8.5 million compared to $8.0 million at December 31, 2017. As a percentage of total loans, the allowance was 0.94% at June 30, 2018 compared to 1.01% at December 31, 2017. The decrease in the allowance as a percentage of loans was due primarily to the NJCB acquisition accounting, which resulted in the NJCB loans being recorded at their fair value and the elimination of the NJCB allowance for loan losses.
Total assets increased $150.2 million to $1.23 billion at June 30, 2018 from $1.08 billion at December 31, 2017 due primarily to a $110.0 million increase in total loans and an increase of $9.7 million in investment securities. The increase in assets was funded primarily by a $34.8 million increase in deposits and a $97.7 million increase in overnight borrowings. Total portfolio loans at June 30, 2018 were $899.9 million compared to $789.9 million at December 31, 2017. The increase in loans was due primarily to an increase of $68.0 million in commercial real estate loans, a $14.9 million increase in mortgage warehouse loans and a $15.5 million increase in commercial business loans. The acquisition of NJCB contributed $72.7 million to the increase of loans at June 30, 2018.

Total deposits at June 30, 2018 were $956.8 million compared to $922.0 million at December 31, 2017. The acquisition of NJCB contributed $90.9 million of deposits at June 30, 2018, which were comprised of $13.0 million of non-interest bearing deposits, $21.1 million of interest bearing demand deposits, $3.3 million of savings accounts and $53.5 million of certificates of deposit. Total deposits, excluding the NJCB deposits, declined $56.2 million during the first six months of 2018. Municipal deposits, primarily interest bearing demand deposits and savings accounts, declined approximately $37.2 million from the end of 2017. As a result of the Tax Act, a number of the Bank’s municipal customers experienced significant advanced payments in December 2017 for real estate taxes that were due in 2018. This was due to income tax planning considerations by individuals. As the Bank’s municipal customers expended these additional funds in the first six months of 2018, their deposit balances declined from the levels at December 31, 2017. Management estimates that there were approximately $15 to $20 million of municipal deposits, primarily interest bearing demand accounts and savings accounts, at June 30, 2018 that are likely to flow out of the Bank during the third quarter of 2018 as the municipal customers expend these additional funds to support their operations. Management believes that the Bank’s liquidity resources are adequate to meet this projected outflow of deposits during this period. The balance of the outflow of interest bearing demand accounts and savings accounts was due to the routine movement of customers’ funds.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.16%, 12.57%, 11.80% and 11.45%, respectively, at June 30, 2018. The Bank’s common equity Tier 1, total risk-based capital, Tier 1 capital and leverage ratios were 11.60%, 12.37%, 11.60% and 11.25%, respectively, at June 30, 2018. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-performing loans were $8.9 million at June 30, 2018 compared to $7.1 million at December 31, 2017 and $6.1 million at June 30 2017. During the second quarter of 2018, $446,000 of non-performing loans were resolved. Principal payments of $313,000 on non-accrual loans were recorded in the second quarter of 2018 and loans totaling $1.6 million were placed on non-accrual status. Charge-offs of loans were $40,000 and recoveries were $16,000 for the second quarter of 2018. The allowance for loan losses was 95% of non-performing loans at June 30, 2018 compared to 113% of non-performing loans at December 31, 2017.

Overall, management observed generally stable trends in loan quality, with non-performing loans to total loans of 0.99% and non-performing assets to total assets of 0.82% at June 30, 2018 compared to non-performing loans to total loans of 0.90% and non-performing assets to total assets of 0.66% at December 31, 2017.

OREO at June 30, 2018 was $1.2 million and consisted of one residential real estate property acquired in the NJCB acquisition and land fair valued at $93,000 that was foreclosed in the second quarter.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 20 branch banking offices in Cranbury (2), Asbury Park, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Little Silver, Neptune, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Fair Haven and Shrewsbury, New Jersey.
1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Per Common Share Data:
Earnings per common share:
Basic	$0.22	$0.24	$0.57	$0.48
Diluted	0.22	0.23	0.56	0.47
Tangible book value per common share at the period-end			12.94	11.95
Book value per common share at the period-end			14.42	13.53
Average common shares outstanding:
Basic	8,341,459	8,033,299	8,227,109	8,029,690
Diluted	8,628,105	8,301,939	8,506,961	8,301,431
Shares Outstanding at end of period			8,379,342	8,046,197
Performance Ratios/Data:
Return on average assets	0.65%	0.76%	0.86%	0.77%
Return on average equity	6.36%	7.14%	8.25%	7.31%
Net interest income (tax-equivalent basis) [1]	$11,153	$9,093	$20,968	$17,552
Net interest margin (tax-equivalent basis) [2]	4.13%	3.79%	4.04%	3.72%
Efficiency ratio (tax-equivalent basis) [3]	77.68%	70.78%	71.88%	70.58%

			June 30,	December 31,
Loan Portfolio Composition:			2018	2017
Commercial real estate			$378,997	$297,843
Mortgage warehouse lines			204,359	189,412
Construction loans			138,144	136,412
Commercial business			106,359	103,987
Residential real estate			46,048	40,494
Loans to individuals			25,171	21,025
Other loans			583	183
Gross loans			899,661	789,356
Deferred costs, net			251	550
Total loans			$899,912	$789,906
Asset Quality Data:
Loans past due over 90 days and still accruing			—	—
Non-accrual loans			8,913	7,114
OREO property			1,223	—
Total non-performing assets			$10,136	$7,114

Net recoveries	$(24)	$7	$35	$(87)
Allowance for loan losses to total loans			0.94%	1.01%
Allowance for loan losses to non-performing loans			95.34%	112.64%
Non-performing loans to total loans			0.99%	0.90%
Non-performing assets to total assets			0.82%	0.66%
Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			10.16%	10.19%
Total capital to risk weighted assets			12.57%	12.84%
Tier 1 capital to risk weighted assets			11.80%	12.02%
Tier 1 capital to average assets (leverage ratio)			11.45%	11.23%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")			11.60%	11.74%
Total capital to risk weighted assets			12.37%	12.55%
Tier 1 capital to risk weighted assets			11.60%	11.74%
Tier 1 capital to average assets (leverage ratio)			11.25%	10.96%

1The tax equivalent adjustment was $135 and $263 for the three months ended June 30, 2018 and June 30, 2017, respectively.
The tax equivalent adjustment was $271 and $528 for the six months ended June 30, 2018 and June 30, 2017, respectively.

2Represents net interest income on a taxable equivalent basis as a percent of average interest-earning assets.
3Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and due from banks	$5,572	$5,037
Interest-earning deposits	25,079	13,717
Total cash and cash equivalents	30,651	18,754
Investment securities
Available for sale, at fair value	130,075	105,458
Held to maturity (fair value of $95,670 and $111,865 at June 30, 2018 and December 31, 2017, respectively)	95,322	110,267
Total securities	225,397	215,725

Loans held for sale	9,291	4,254
Loans	899,912	789,906
Less: allowance for loan losses	(8,498)	(8,013)
Net loans	891,414	781,893
Premises and equipment, net	11,874	10,705
Accrued interest receivable	3,785	3,478
Bank owned life insurance	28,403	25,051
Other real estate owned	1,223	12,496
Goodwill and intangible assets	12,387	—
Other assets	15,087	6,918
Total assets	$1,229,512	$1,079,274
Liabilities and shareholders' equity
Liabilities
Deposits
Non-interest bearing	$216,087	$196,509
Interest bearing	740,700	725,497
Total deposits	956,787	922,006

Short-term borrowings	118,225	20,500
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	850	804
Accrued expense and other liabilities	14,244	5,754
Total liabilities	1,108,663	967,621
Shareholders' equity
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,412,640 and 8,116,201 shares issued and 8,379,342 and 8,082,903 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	79,003	72,935
Retained earnings	44,061	39,822
Treasury stock, 33,298 shares at June 30, 2018 and December 31, 2017	(368)	(368)
Accumulated other comprehensive loss	(1,847)	(736)
Total shareholders' equity	120,849	111,653
Total liabilities and shareholders' equity	$1,229,512	$1,079,274

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income
Loans, including fees	$11,349	$8,697	$20,885	$16,740
Securities:
Taxable	989	839	1,855	1,654
Tax-exempt	509	548	1,024	1,101
Federal funds sold and short-term investments	34	86	172	158
Total interest income	12,881	10,170	23,936	19,653
Interest expense
Deposits	1,469	1,104	2,688	2,147
Borrowings	220	109	227	236
Redeemable subordinated debentures	174	127	324	246
Total interest expense	1,863	1,340	3,239	2,629
Net interest income	11,018	8,830	20,697	17,024
Provision for loan losses	225	150	450	300
Net interest income after provision for loan losses	10,793	8,680	20,247	16,724
Non-interest income
Service charges on deposit accounts	153	149	303	303
Gain on sales of loans	984	1,018	2,133	2,607
Income on bank-owned life insurance	159	130	273	260
Gain on bargain purchase	184	—	184	—
Gain on sales of securities	6	(2)	12	104
Other income	557	471	1,023	905
Total non-interest income	2,043	1,766	3,928	4,179
Non-interest expense
Salaries and employee benefits	5,076	4,692	9,814	9,193
Occupancy expense	885	820	1,697	1,658
Data processing expenses	369	326	678	644
FDIC insurance expense	146	80	276	160
Other real estate owned expenses	—	11	2	15
Merger-related expenses	1,977	—	2,141	—
Other operating expenses	1,798	1,757	3,288	3,672
Total non-interest expenses	10,251	7,686	17,896	15,342
Income before income taxes	2,585	2,760	6,279	5,561
Income taxes	714	841	1,555	1,693
Net Income	$1,871	$1,919	$4,724	$3,868
Net income per common share
Basic	$0.22	$0.24	$0.57	$0.48
Diluted	0.22	0.23	0.56	0.47
Weighted average shares outstanding
Basic	8,341,459	8,033,299	8,227,109	8,029,690
Diluted	8,628,105	8,301,939	8,506,961	8,301,431

1ST Constitution Bancorp
Net Interest Margin
(Dollars in thousands)
(Unaudited)

	Three months ended June 30, 2018			Three months ended June 30, 2017
	Average		Average	Average		Average
(yields on a tax-equivalent basis)	Balance	Interest	Yield	Balance	Interest	Yield
Assets
Federal funds sold/short term investments	$11,633	$34	1.17%	$38,469	$86	0.89%
Investment securities:
Taxable	149,366	989,000	2.65	144,790	839	2.32
Tax-exempt (4)	76,567	644,000	3.36	93,415	811	3.47
Total	225,933	1,633	2.89	238,205	1,650	2.77
Loans (1):
Commercial real estate	368,850	4,794,000	5.14	253,050	3,290	5.14
Mortgage warehouse lines	154,796	2,057,000	5.26	140,469	1,530	4.31
Construction	133,679	2,178,000	6.45	110,994	1,699	6.05
Commercial business	109,245	1,460,000	5.31	110,772	1,441	5.15
Residential real estate	50,154	548,000	4.37	41,275	460	4.46
Loans to individuals	24,990	275,000	4.41	22,466	232	4.14
Loans held for sale	2,428	26,000	4.28	4,303	39	3.64
Other	1,123	11,000	3.88	1,677	6	1.47
Total	845,265	11,349	5.32	685,006	8,697	5.09
Total interest earning assets	1,082,831	13,016	4.77%	961,680	10,433	4.35%
Allowance for loan losses	(8,390)			(7,617)
Cash and due from bank	6,232			4,978
Other assets	65,721			58,346
Total assets	$1,146,394			$1,017,387
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$375,846	$506	0.54%	$341,704	$358	0.42%
Savings accounts	208,755	361	0.69%	209,719	331	0.63
Certificates of deposit	174,107	602	1.39%	139,931	415	1.19
Other borrowed funds	43,464	220	2.03%	12,367	109	3.54
Trust preferred securities	18,557	174	3.75%	18,557	127	2.72
Total interest-bearing liabilities	820,729	1,863	0.91%	722,278	1,340	0.74%
Net interest spread (2)			3.86%			3.61%
Demand deposits	199,707			181,446
Other liabilities	7,978			5,901
Total non-interest bearing liabilities	207,685			187,347
Shareholders' equity	117,980			107,762
Total liabilities and shareholders' equity	$1,146,394			$1,017,387
Net interest margin (3)		11,153	4.13%		9,093	3.79%

(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(2) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(3) The net interest margin is equal to net interest income divided by average interest-earning assets.
(4) Tax equivalent basis, using 21% federal tax rate in 2018 and 34% in 2017.

1ST Constitution Bancorp
Net Interest Margin
(Dollars in thousands)
(Unaudited)

	Six months ended June 30, 2018			Six months ended June 30, 2017
	Average		Average	Average		Average
(yields on a tax-equivalent basis)	Balance	Interest	Yield	Balance	Interest	Yield
Assets
Federal funds sold/short term investments	$26,031	$172	1.33%	$38,917	$158	0.82%
Investment securities:
Taxable	143,405	1,855,000	2.59	141,312	1,654	2.34
Tax-exempt (4)	78,524	1,295,000	3.3	94,022	1,629	3.46
Total	221,929	3,150	2.84	235,334	3,283	2.79
Loans: (1)
Commercial real estate	336,743	8,490,000	5.01	245,921	6,278	5.08
Mortgage warehouse lines	145,728	3,813,000	5.23	146,171	3,100	4.22
Construction	131,330	4,141,000	6.36	105,140	3,140	5.94
Commercial business	110,118	2,895,000	5.3	108,781	2,684	4.98
Residential real estate	45,537	988,000	4.32	41,983	915	4.36
Loans to individuals	22,742	475,000	4.15	22,452	477	4.29
Loans held for sale	2,997	63,000	4.2	4,761	128	5.41
All other loans	1,168	20,000	3.41	1,981	18	1.82
Total	796,363	20,885	5.24	677,191	16,740	4.99
Total interest-earning assets	1,044,323	24,207	4.63%	951,442	20,181	4.27%
Allowance for loan losses	(8,249)			(7,583)
Cash and due from bank	5,789			5,502
Other assets	61,980			58,275
Total assets	$1,103,843			$1,007,636
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$373,873	$938	0.51%	$331,197	$675	0.41%
Savings accounts	216,180	708	0.66%	210,822	654	0.63
Certificates of deposit	154,814	1,042	1.36%	141,199	818	1.17
Other borrowed funds	22,673	227	2.02%	16,917	236	2.81
Trust preferred securities	18,557	324	3.49%	18,557	246	2.64
Total interest-bearing liabilities	786,097	3,239	0.83%	718,692	2,629	0.74%
Net interest spread (2)			3.8%			3.53%
Demand deposits	194,189			175,770
Other liabilities	8,121			6,511
Total liabilities	988,407			900,973
Shareholders' equity	115,436			106,663
Total liabilities and shareholders' equity	$1,103,843			$1,007,636
Net interest income/Net interest margin (3)		20,968	4.04%		17,552	3.72%
(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(2) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(3) The net interest margin is equal to net interest income divided by average interest-earning assets.
(4) Tax equivalent basis, using 21% federal tax rate in 2018 and 34% in 2017.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Adjusted net income
Net income	$1,871	$1,919	$4,724	$3,868
Adjustments:
Revaluation of deferred tax assets	1,977	—	2,141	—
Merger-related expenses	(184)	—	(184)	—
Income tax effect of adjustments (2)	(542)	—	(568)	—
Adjusted net income	$3,122	$1,919	$6,113	$3,868

Adjusted net income per diluted share
Adjusted net income	$3,122	$1,919	$6,113	$3,868
Diluted shares outstanding	8,628,105	8,301,939	8,506,961	8,301,431
Adjusted net income per diluted share	$0.36	$0.23	$0.72	$0.47

Adjusted average return on average assets
Adjusted net income	$3,122	$1,919	$6,113	$3,868
Average assets	1,146,394	1,017,387	1,103,843	1,007,636
Adjusted return on average assets	1.09%	0.76%	1.12%	0.77%

Adjusted average return on average equity
Adjusted net income	$3,122	$1,919	$6,113	$3,868
Average equity	117,980	107,762	115,436	106,663
Adjusted return on average equity	10.61%	7.14%	10.68%	7.31%
(1) The Company used the non-GAAP financial measures, adjusted net income and adjusted net income per diluted share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger-related expenses and the gain from the bargain purchase recorded in connection with the merger of New Jersey Community Bank. These non-GAAP measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP results.
(2) Tax effected at an income tax rate of 30.09%, less the impact of non-deductible merger expenses and the non-taxable gain from the bargain purchase.